                                                               Exhibit 99.1
For Immediate Release
---------------------
August 19, 2004


            NORDSTROM SECOND QUARTER EARNINGS INCREASE 62 PERCENT
            -----------------------------------------------------
           Board Approves Quarterly Dividend Increase of 18 Percent

   SEATTLE - August 19, 2004 - Nordstrom, Inc. (NYSE: JWN) today reported net earnings of $106.9 million, or $0.75 per diluted share, for the second quarter ended July 31, 2004, ahead of company guidance of $0.70 to $0.74. For the same period last year, net earnings and earnings per diluted share were $65.9 million and $0.48, respectively.
   Total sales for the second quarter of 2004 increased 9.4 percent, to $2.0 billion, compared to sales of $1.8 billion in the same period last year. Second quarter same-store sales increased 6.8 percent.

SECOND QUARTER HIGHLIGHTS
   Second quarter earnings increased 62 percent, reflecting ongoing improvement in merchandise execution, inventory management and expense control. Results can also be attributed to a successful Anniversary Sale, as this event has a significant impact on overall quarterly performance. The company is committed to delivering superior fundamental performance in all aspects of its business.

   - Same-store sales were better than plan increasing 6.8 percent for the quarter. Color, newness and fashion drove strong regular price selling across all categories and price points.

   - As a percent of sales, gross profit increased 180 basis points due to strong sell-through resulting in lower markdowns compared to the prior year.

   - Selling, general and administrative expenses improved 20 basis points compared to last year due to leverage on core operating expenses.

FULL YEAR RESULTS
   Year-to-date net earnings increased 89 percent to $175.6 million for the period ended July 31, 2004, compared to net earnings of $93.0 million for the same period last year. Earnings per share for the same periods were $1.23 and $0.68, respectively.
   Year-to-date total sales increased 11.8 percent to $3.5 billion compared to prior year sales of $3.1 billion. Same-store sales increased 9.5 percent.

EXPANSION UPDATE
   During the second quarter Nordstrom did not open any stores. The company plans to open one additional store this year; a full-line store at Dadeland Mall in Miami scheduled to open in November. Gross square footage for the year is expected to increase approximately 2 percent, from 19,138,000 to 19,439,000.

QUARTERLY DIVIDEND
   The company's Board of Directors approved a quarterly dividend of $0.13 per share, an increase of 18 percent or $0.02 per share from prior quarters, payable on September 15, 2004, to shareholders of record on August 31, 2004.

2004 OUTLOOK
   The company is providing the following third quarter forecast as well as raising full-year expectations from previously stated guidance of $2.42 - $2.46:

                                          3rd Quarter 2004          Full-Year 2004
                                          ----------------          --------------
   Comp-store Sales                       1%-3% increase             4%-6% increase
   Gross Profit (%)                       20-30 basis point increase 100-130 basis point increase
   Selling, General and
      Administrative Expense (%)          Flat to last year         70-90 basis point decrease
   Service Charge Income ($)              Flat to last year         $11-$13 million increase
   Interest Expense                       $11-$12 million decrease  $11-$13 million decrease
   Effective Tax Rate                     39%                       39%
   Earnings per Share                     $0.35 - $0.40             $2.46 - $2.50
   Diluted Shares Outstanding             145.1                     144.1
   Prior Year Diluted EPS                 $0.33                     $1.76

CONFERENCE CALL INFORMATION:
   Company management will be hosting a conference call and webcast to discuss second quarter results at 4:15p.m. (EDT) today. Access to the conference call is open to the press and general public in a listen only mode. To participate, please dial, 517-319-9282 ten minutes prior to the call (passcode: NORD). A telephone replay will be available for 48 hours beginning approximately one hour after the conclusion of the call by dialing 866-499-4574. Interested parties may also access the call over the Internet by visiting the Investor Relations section of the company's corporate website at http://about.nordstrom.com/aboutus/investor/webcasts.asp. An archived version of the webcast will be available at this location for 30 days.

GAAP SALES PERFORMANCE
   The additional information provided in this section is to comply with the Securities and Exchange Commission's Regulation G. The company converted to a 4-5-4 Retail Calendar at the beginning of 2003. Year-to-date results for 2003 includes one more day than the year-to-date for 2004. The company believes that adjusting for this difference provides a more comparable basis from which to evaluate sales performance. The following reconciliation bridges the year-to-date 2003 GAAP sales to the 4-5-4 comparable sales.

                                                         Dollar         % Change      % Change
Sales Reconciliation ($M)      YTD 2003  YTD 2004       Increase       Total Sales    Comp Sales
                               --------  --------      ----------      -----------    ----------
        Number of Days GAAP         183       182
                 GAAP Sales    $3,120.3  $3,489.0          $368.7            11.8%          8.8%
    Less Feb. 1, 2003 sales      ($18.2)      ---
                               ---------  -------
       Reported 4-5-4 sales    $3,102.1  $3,489.0          $386.9            12.5%          9.5%
                               ========  ========
        4-5-4 Adjusted Days         182       182

   Nordstrom, Inc. is one of the nation's leading fashion specialty retailers, with 149 US stores located in 27 states. Founded in 1901 as a shoe store in Seattle, Nordstrom today operates 93 full-line stores, 49 Nordstrom Racks, five U.S. Faconnable boutiques, one freestanding shoe store, and one clearance store. Nordstrom also operates 31 international Faconnable boutiques, primarily in Europe. Additionally, Nordstrom Direct serves customers through its online presence at http://www.nordstrom.com and through its direct mail catalogs.
   Certain statements in this news release contain "forward-looking" information (as defined in the Private Securities Litigation Reform Act of
1995) that involves risks and uncertainties, including anticipated results, store openings and distribution channels, planned capital expenditures, and trends in company operations. Actual future results and trends may differ materially from historical results or current expectations depending upon factors including, but not limited to, the company's ability to predict fashion trends, consumer apparel buying patterns, the company's ability to control costs, weather conditions, hazards of nature such as earthquakes and floods, trends in personal bankruptcies and bad debt write-offs, changes in interest rates, employee relations, the company's ability to continue its expansion plans, and the impact of economic and competitive market forces, including the impact of terrorist activity or the impact of a war on the company, its customers and the retail industry. Our SEC reports may contain other information on these and other factors that could affect our financial results and cause actual results to differ materially from any forward-looking information we may provide.

                                 NORDSTROM, INC.
                 CONSOLIDATED STATEMENTS OF EARNINGS - 2nd Quarter
                 --------------------------------------------------
    (unaudited;  amounts in thousands, except per share data and percentages)

                                       Quarter    % of sales     Quarter     % of sales
                                         ended    (except as       ended     (except as
                                       7/31/04     indicated)     8/2/03      indicated)
                                        ------     ---------      ------      ---------
Net sales                           $1,953,480       100.0%    $1,784,849       100.0%
Cost of sales and related buying
  & occupancy costs                 (1,270,892)      (65.1%)   (1,194,429)      (66.9%)
                                     ---------                  ---------
Gross profit                           682,588        34.9%       590,420        33.1%
Selling, general and administrative
   expenses                           (536,233)      (27.4%)     (492,296)      (27.6%)
                                      --------                   --------
Operating income                       146,355         7.5%        98,124         5.5%
Interest expense, net                  (14,091)       (0.7%)      (26,134)       (1.4%)
Service charge income
   and other, net                       43,002         2.2%        36,081         2.0%
                                      --------                   --------
Earnings before income taxes           175,266         9.0%       108,071         6.1%
Income tax expense                     (68,351)      (39.0%)(1)   (42,200)      (39.0%)(1)
                                      --------                   --------
Net earnings                          $106,915         5.5%       $65,871         3.7%
                                      ========                   ========
Earnings per share
     Basic                             $ 0.76                     $ 0.48
     Diluted                           $ 0.75                     $ 0.48

ADDITIONAL DATA
---------------
Average number of shares outstanding

     Basic                            140,735                    135,844
     Diluted                          143,497                    136,338

                                NORDSTROM, INC.
                 CONSOLIDATED STATEMENTS OF EARNINGS - Year-to-Date
                 --------------------------------------------------
    (unaudited;  amounts in thousands, except per share data and percentages)

                                   Year-to-Date    % of sales   Year-to-Date     % of sales
                                         ended    (except as           ended     (except as
                                       7/31/04     indicated)         8/2/03      indicated)
                                        ------     ---------          ------      ---------
Net sales                           $3,488,970       100.0%        $3,120,321       100.0%
Cost of sales and related buying
  & occupancy costs                 (2,243,824)      (64.3%)       (2,080,524)      (66.7%)
                                     ---------                      ---------
Gross profit                         1,245,146        35.7%         1,039,797        33.3%
Selling, general and administrative
   expenses                           (988,967)      (28.4%)         (912,622)      (29.2%)
                                      --------                       --------

Operating income                       256,179         7.3%           127,175         4.1%
Interest expense, net                  (50,775)       (1.5%)          (46,362)       (1.5%)
Service charge income
   and other, net                       82,489         2.5%            71,713         2.3%
                                      --------                       --------
Earnings before income taxes           287,893         8.3%           152,526         4.9%
Income tax expense                    (112,251)      (39.0%)(1)       (59,500)      (39.0%)(1)
                                      --------                       --------
Net earnings                          $175,642         5.0%           $93,026         3.0%
                                      ========                       ========
Earnings per share
     Basic                             $ 1.26                          $ 0.69
     Diluted                           $ 1.23                          $ 0.68

ADDITIONAL DATA
---------------
Average number of shares outstanding

     Basic                            139,922                         135,710
     Diluted                          142,741                         136,016

Investor Contact:               Media Contact:
Stephanie Allen, 206-303-3262   Deniz Anders, 206-373-3038

(1) Percent of earnings before income taxes.